EXHIBIT 10.1

SEVERANCE AGREEMENT

THIS AGREEMENT, is made by and between Barnes Group Inc., a Delaware corporation (the "Company"), and [_______________________] (the "Executive"), to be effective as of [______________] (the "Effective Date").

WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continued employment of key management personnel; and

WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

2. Term of Agreement. The Term of this Agreement shall commence on the Effective Date and shall continue in effect through December 31, [____] provided, however, that commencing on January 1, [____] and each January 1 thereafter, the Term shall automatically be extended for one (1) additional year unless, not later than September 30 of the preceding year, the Company or the Executive shall have given notice not to extend the Term; and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than twenty‑four (24) months beyond the month in which such Change in Control occurred.

3. Company's Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive's covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein. Except as provided in Section 9.1 hereof, no Severance Payments shall be payable under this Agreement unless the Executive has a Separation from Service following a Change in Control and during the Term and such Separation from Service is described in the first sentence of Section 6.1. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

4. The Executive's Covenants. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the Term, the Executive will remain in the employ of the Company until the earliest of (i) a date which is six (6) months from the date of such Potential Change of Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive's employment for Good Reason or by reason of death, Disability or Retirement, or (iv) the termination by the Company of the Executive's employment for any reason.

5. Compensation Other Than Severance Payments.

5.1 Following a Change in Control and during the Term, during any period that the Executive fails to perform the Executive's full‑time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive's full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period, until the Executive's employment is terminated by the Company for Disability; provided, however, that the amounts received under this Section 5.1 shall be reduced by any amounts received by the Executive with respect to the same period of time under any long term disability plan of the Company. For the avoidance of doubt, payments pursuant to this Section 5.1 are contingent on the Executive's continued full-time employment until such time as (a) a Change in Control occurs during the Term, and (b) the Executive fails to perform full-time duties as a result of incapacity due to physical or mental illness, and are payable only for so long as the Executive continues to fail to perform full-time duties as a result of incapacity due to physical or mental illness or, if sooner, until the earlier of (i) the end of the Term, or (ii) the Executive's employment is terminated by the Company for Disability.

5.2 For the Executive's services following a Change in Control and during the Term, the Company shall pay the Executive's full salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Change in Control or, if higher, the rate in effect from time to time after the Change in Control and prior to any reduction thereof, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Change in Control or, if more favorable to the Executive, as in effect from time to time after the Change in Control and prior to any reduction thereof.

5.3 If the Executive has a Separation from Service following a Change in Control and during the Term, and such Separation from Service is (A) an involuntary Separation from Service (within the meaning of Treasury Regulation section 1.409A-1(n)(1)) by the Company other than for Cause or Disability, or (B) a Separation from Service by the Executive for Good Reason, the Company shall pay to the Executive after the Separation from Service the

Executive's normal post‑termination compensation and benefits as such payments become due. Such post‑termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to any adverse change therein after the Change in Control; provided that nothing in this Section 5.3 shall alter the terms of any stock option or any equity-based award. Nothing herein shall reduce or otherwise adversely affect any compensation and benefits to which the Executive may be entitled after Separation from Service under any of the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect from time to time before or after a Change in Control.

5.4 In the event that a Change in Control occurs during the Term, (A) the Company shall, within five (5) days after such Change in Control, pay to the Executive a lump sum cash amount equal to the product of (i) the target annual bonus or incentive award applicable to the Executive under each of the Company's annual bonus or incentive compensation plans (such target award to be determined pursuant to the provisions of each such plan or, if no such provisions exist in the case of any such plan, as determined by the Compensation Committee of the Board, as constituted immediately prior to the Change in Control, in its sole discretion), in respect of the year in which such Change in Control occurs and (ii) a fraction, the numerator of which shall be the number of months (including fractions thereof) from the first day of the year in which the Change in Control occurs to the date on which the Change in Control occurs, unless the Change in Control occurs during the year in which the Executive's first day of employment by the Company occurs, in which case the numerator shall be the number of months (including fractions thereof) from the first day of employment by the Company to the date on which the Change in Control occurs, and the denominator of which shall be twelve (12); and (B) all options held by the Executive to acquire Company stock shall immediately become vested and exercisable in full, and all other Company stock‑based awards held by the Executive shall vest and be paid at such time or times on or after the date on which such Change in Control occurs, and to such extent, as shall be set forth in the award agreement documenting such awards (it being understood and agreed that any stock-based award agreements will provide for vesting and payment of such awards in connection with a Change in Control at such time or times and on such terms and conditions as the Committee deems advisable to comply with or qualify for an exclusion from Section 409A of the Code). The lump sum cash amount payable pursuant to Section 5.4(A) above shall be credited against any annual bonus or incentive award to which the Executive may be entitled for the year in which the Change in Control occurs pursuant to the Performance-Linked Bonus Plan for Selected Executive Officers or any other annual bonus or incentive plan in which the Executive participates in such year, provided that such annual bonus or incentive award qualifies (or will qualify) for treatment as a short-term deferral under Treasury Regulation section 1.409A-1(b)(4) or is otherwise not subject to Section 409A of the Code, it being the intention hereof that, between Section 5.4(A) above and any annual bonus or incentive award plan pursuant to which the Executive is entitled to an annual bonus or incentive award for the year in which the Change in Control occurs, the Executive will receive any annual bonus or incentive award to which the Executive may be entitled for the year in which the Change in Control occurs but not less than the lump sum cash amount payable pursuant to Section 5.4(A) above.

6. Severance Payments.

6.1 Subject to Section 6.2 and Section 12(B) hereof, if the Executive has a Separation from Service following a Change in Control and during the Term, and such Separation from Service is an involuntary Separation from Service (within the meaning of Treasury Regulation section 1.409A-1(n)(1)) by the Company other than for Cause or Disability, or is a Separation from Service by the Executive for Good Reason, then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1 ("Severance Payments"), in addition to any payments and benefits to which the Executive is entitled under Section 5 hereof. Notwithstanding the foregoing, the Executive shall not be eligible to receive any payment or benefit provided for in this Section 6.1 unless the Executive shall have executed and delivered to the Company within 45 days after the Separation from Service a release (substantially in the form of Exhibit A hereto) in favor of the Company and others set forth on said Exhibit A, relating to all claims or liabilities of any kind relating to the Executive's employment and termination of employment with the Company, and the Executive shall not have revoked such release within 7 days after executing it. Subject to Section 12(B) hereof, any payments and benefits that, but for the preceding sentence, may be paid or provided pursuant to the provisions below of this Section 6.1 before the 56th day following the Separation from Service shall be paid or provided on the 56th day following the Separation from Service, unless such payment or benefit may be paid or provided pursuant to the provisions below of this Section 6.1 within a designated period following the Separation from Service that ends more than 56 days following the Separation from Service, in which case such payment or benefit shall be paid or provided within the portion of such designated period that begins on the 56th day following the Separation from Service and ends on the last day of such designated period, provided in each case that the Executive executed the release and delivered it to the Company within the aforementioned 45-day period and did not revoke the release within 7 days after executing it.

(A) Cash Severance Payments.

(i) The Company shall pay to the Executive an amount, in cash, equal to the severance pay to which the Executive would be entitled under the Barnes Group Inc. Executive Separation Pay Plan as amended on December 31, 2008 (the "Executive Separation Pay Plan") if the Separation from Service were a Separation from Service for which severance benefits were payable under that Plan and the provisions of Sections 4.3, 4.4 and 4.5 thereof did not apply. For the avoidance of doubt, the severance pay to which the Executive would be entitled if the Separation from Service were a Separation from Service for which severance benefits were payable under the Executive Separation Pay Plan and the provisions of Sections 4.3, 4.4 and 4.5 thereof did not apply is twelve months of base salary as in effect immediately prior to the Separation from Service. Such amount shall be paid at the same times at which it would be paid under the Executive Separation Pay Plan if the provisions of Sections 4.3, 4.4 and 4.5 thereof did not apply, and in the same installments. However, if the Separation from Service for which the amount described in this Section 6.1(A)(i) is payable takes place during the two years following the occurrence of a "change in control event" with respect to the

Executive (within the meaning of Treasury Regulation section 1.409A-3(i)(5)(i) & (ii)), then in that event the Company shall pay the Executive the aforementioned amount in a lump sum within five (5) days of such Separation from Service; and

(ii) The Company shall pay to the Executive within five (5) days of such Separation from Service a lump sum amount, in cash, equal to the excess of (a) over (b) where (a) is 2 times the sum of (I) the Executive's annual base salary as in effect immediately prior to the Separation from Service or, if higher, in effect immediately prior to any reduction thereof, and (II) the highest of (A) the average annual bonus earned by the Executive in respect of the three fiscal years ending immediately prior to the fiscal year in which occurs the Separation from Service, or, if the Executive was not employed by the Company throughout that three fiscal year period, the average annual bonus earned by the Executive in respect of the portion of such three fiscal year period during which the Executive was employed by the Company (annualizing any bonus earned for less than a full fiscal year of employment), (B) the average annual bonus earned by the Executive in respect of the three fiscal years ending immediately prior to the fiscal year in which occurs the Change in Control, or, if the Executive was not employed by the Company throughout that three fiscal year period, the average annual bonus earned by the Executive in respect of the portion of such three fiscal year period during which the Executive was employed by the Company (annualizing any bonus earned for less than a full fiscal year of employment), or (C) the target bonus in respect of the fiscal year in which occurs the Separation from Service, and (b) is the amount payable pursuant to Section 6.1(A)(i) above.

(B) Pro-Rata Bonus for Year of Termination. Within five (5) days of such Separation from Service, the Company shall pay to the Executive a lump sum cash amount (the "Pro‑Rata Bonus") equal to the product of (i) the target annual bonus or incentive award applicable to the Executive under each of the Company's annual bonus or incentive compensation plans (such target award to be determined pursuant to the provisions of each such plan or, if no such provisions exist in the case of any such plan, as determined by the Board in its sole discretion), in respect of the year in which such Separation from Service occurs and (ii) a fraction, the numerator of which shall be the number of months (including fractions thereof) from the first day of the year during which such Separation from Service occurs to the date on which such Separation from Service occurs, unless the Separation from Service occurs during the year in which the Executive's first day of employment by the Company occurs, in which case the numerator shall be the number of months (including fractions thereof) from the first day of employment by the Company to the date on which the Separation from Service occurs, and the denominator of which shall be twelve (12); provided, however, that if such Separation from Service occurs during the same year in which the Change in Control occurs, the Pro Rata Bonus shall be offset by any payments received by the Executive pursuant to Section 5.4(A) hereof.

(C) Vesting of Unvested Non-Qualified Plan Accruals Prior to the Date of Termination. If the Executive was participating immediately prior to the Date of

Termination or the Change in Control in any of the Company's non-qualified defined contribution employee pension benefit plans (including without limitation the Company's Retirement Benefit Equalization Plan, but excluding any severance pay plan) and on the Date of Termination was not fully vested in benefits accrued through the Date of Termination under any such plan in which s/he was so participating, then the Executive shall be entitled to receive pursuant to this Section 6.1(C) benefits equal to the benefits accrued by the Executive under those plans prior to the Date of Termination that are not vested on that date that would vest under those plans if the Executive's age and service credit for vesting purposes were equal to the Executive's age and service credit as calculated under the provisions of such plans as of the Date of Termination plus 24 months. The intent of this provision is to give the Executive 24 months of age and service credit for vesting under such non-qualified defined contribution employee pension benefit plans, disregarding any investment gains or losses and any plan amendment or termination that may occur after the Date of Termination, in excess of the Executive's actual age and service credit as of the Date of Termination as determined under such plans, if and to the extent that such plans do not otherwise give the Executive age and service credit for vesting for the 24 month period following the Date of Termination. Any benefits resulting from the additional age and service credit for vesting provided hereby shall be payable at the time and in the form of payment applicable to the Executive's benefits under the non-qualified defined contribution employee pension benefit plan(s) in question, and to the person or persons to whom such benefits would be paid under such plan(s).

(D) Payments in Respect of Unvested Account Balances as of the Date of Termination under Qualified Defined Contribution Plans. If the Executive was participating immediately prior to the Date of Termination or the Change in Control in any of the Company's qualified defined contribution employee pension benefit plans (including without limitation a 401(k) plan or a qualified profit-sharing plan) and on the Date of Termination was not fully vested in any amount (including without limitation investment gains and losses) that had been credited to the Executive through the Date of Termination (the "Unvested Account Balance") under any such plan in which s/he was so participating, then, on March 1 of the calendar year following the calendar year in which the Date of Termination occurs, the Company shall pay the Executive, if s/he is then surviving, an amount equal to the portion of the Unvested Account Balance that would vest during the 24 month period following the Date of Termination (and that will not in fact vest under the qualified defined contribution plan in question), if such plan were to remain in effect during such 24 month period and the Executive were able to and did continue to earn age credit and service credit for vesting purposes under such plan until the last day of such 24 month period. However, the Company shall not pay an amount pursuant to the preceding sentence equal to any portion of the Executive's Unvested Account Balance under a 401(k) plan that is attributable to (i) the Executive's elective contributions (as defined in Treasury Regulation 1.401(k)-6) under that plan, or to (ii) employer contributions that were conditioned (directly or indirectly) upon the Executive's electing to make or not to make elective contributions under that plan, or to (iii) income, expenses, gains and losses on such elective contributions and employer contributions,

(such amount being hereafter referred to as a "Potentially Contingent Amount") unless the Executive made the maximum elective deferrals under Section 402(g) of the Code or the maximum elective contributions permitted under the terms of such 401(k) plan (a) in the year(s) in which the Executive made such elective contributions, or in the year(s) (if any) in which such employer contributions were conditioned upon the Executive's electing to make or not to make elective contributions under that plan, or (b) in such other or additional year(s) (or other period(s)) as may be necessary for the Potentially Contingent Amount to not be treated as contingent for purposes of Treasury Regulation 1.401(k)-1(e)(6) by reason of the application of the second sentence of Treasury Regulation 1.401(k)-1(e)(6)(iii). The intent of this provision is to pay the Executive an amount equal to the portion of the Unvested Account Balance that, disregarding any investment gains or losses and any plan amendment or termination that may occur after the Date of Termination, would vest if the Executive were able to and did continue to earn age credit and vesting service credit under the qualified defined contribution plan in question during the 24 month period following the Date of Termination, provided that the Executive survives to the March 1 payment date set forth above in this Section 6.1(D) and, in the case of any Unvested Account Balance in a 401(k) plan, provided that the exclusion from the contingent benefit rule set forth in Treasury Regulation section 1.401(k)-1(e)(6) for deferred compensation that is dependent on an employee's having made the maximum elective deferrals under Code section 402(g) or the maximum elective contributions permitted under the terms of the plan is satisfied. Nothing herein shall alter any qualified defined contribution employee pension benefit plan or any rights the Executive may have under any such plan.

(E)    Defined Contribution Plan Accruals for 24 Months After Date of Termination. If the Executive was participating immediately prior to the Date of Termination or the Change in Control in any of the Company's qualified or non-qualified defined contribution employee pension benefit plans (including without limitation a 401(k) plan or a qualified profit-sharing plan), then, on March 1 of the calendar year following the calendar year in which the Date of Termination occurs, the Company shall pay the Executive, if s/he is then surviving, an amount equal to the employer contributions (if any) that would have been credited to the Executive and would have vested during the 24 month period following the Date of Termination (but are not so credited or vested) under any qualified or non-qualified defined contribution employee pension benefit plan in which the Executive was participating immediately prior to the Date of Termination or, if more favorable to the Executive, immediately prior to the Change in Control, if (i) the Executive were able to and did continue to earn age credit, service credit and compensation credit for benefit accrual and vesting purposes under such plan during that 24 month period, and (ii) the Executive's compensation during the 24 month period following the Date of Termination for purposes of that plan consisted of salary equal to 2 times the amount referred to in Section 6.1(A)(ii)(a)(I) hereof earned and paid ratably over that 24 month period and bonus (if and to the extent that bonuses are eligible for employer contributions under such plan) equal to 2 times the amount referred to in Section 6.1(A)(ii)(a)(II) hereof earned and paid ratably over that 24 month period, and (iii) in the case of any contributory defined contribution employee pension benefit plan such as a 401(k) plan, the Executive were able to and did contribute the maximum matchable employee contributions to the plan during the 24 month period after the Date of Termination, and (iv) the same employer contributions were made to the plan during that 24 month period as a percentage of Compensation and, in the case of a contributory plan, as a percentage of employee contributions, as were made in respect of the last full plan year preceding the Date of Termination or, if more favorable to the Executive, preceding the Change in Control, and (v) the same qualified plan limits on compensation, contributions and benefits that applied in respect of such last full plan year continued to apply during the 24 months following the Date of Termination. No payment shall be made pursuant to the preceding sentence in respect of the employer contributions that would have been credited to the Executive and would have vested under a 401(k) plan unless the Executive made the maximum elective deferrals under Section 402(g) of the Code or the maximum elective contributions permitted under the terms of the 401(k) plan in which the Executive was participating immediately prior to the Date of Termination or, if more favorable to the Executive, immediately prior to the Change in Control, in the year in which the Date of Termination occurs (or in such portion of such year as will result in the payment being not treated as contingent pursuant to the second sentence of Treasury Regulation 1.401(k)-1(e)(6)(iii)) or, if the 401(k) plan in which the Executive was participating immediately prior to the Change in Control was more favorable to the Executive than the 401(k) plan in which the Executive was participating immediately prior to the Date of Termination, in the year in which the Change in Control occurred. The preceding sentence is intended to apply only if and to the extent the preceding sentence is necessary to comply with the contingent benefit rule set forth in Treasury Regulation section 1.401(k)-1(e)(6), and it shall be administered, interpreted and construed accordingly.

(F) Health Care Benefits. For the twenty-four month period immediately following the Date of Termination or until the earlier death of the Executive (the "Benefits Period"), the Company shall continue to provide the Executive with the same medical and dental coverage which the Executive was receiving immediately prior to the Date of Termination or, if more favorable to the Executive, immediately prior to the Change in Control (the "Health Care Benefits"). For the avoidance of doubt, the Company shall pay or reimburse the Executive for the same medical and dental expenses which were subject to payment or reimbursement under the medical and dental insurance coverage which the Executive was receiving immediately prior to the Date of Termination or, if more favorable to the Executive, immediately prior to the Change in Control. The Health Care Benefits shall be provided in such a manner that such benefits will be excluded from the Executive's income for federal income tax purposes. The receipt of the Health Care Benefits shall be conditioned on the Executive continuing to pay the applicable premiums for such Health Care Benefits during the Benefits Period. The applicable monthly premium shall be the monthly COBRA premium as in effect at the Company from time to time with respect to the coverage provided under Section 4980B of the Code. Except as permitted by Treasury Regulation section 1.409A-3(i)(4)

(B), the amount of medical and dental expenses that are subject to Section 409A of the Code and not excluded therefrom as involuntary separation pay or otherwise and that are subject to reimbursement pursuant to this Section 6.1(F) during any taxable year of the Executive may not affect the expenses eligible for reimbursement in any other taxable year, and shall be reimbursed at the time required by the plan applicable to the Executive immediately prior to the Date of Termination or, if more favorable to the Executive, immediately prior to the Change in Control but in no event later than the last day of the Executive's taxable year following the taxable year in which the expense was incurred.

(G) Additional Payments. During the Benefits Period, and subject to Section 12(B) below (relating to the six month delay applicable to Specified Employees), the Company shall pay to the Executive an amount equal to the monthly premium cost set forth in Section 6.1(F) above, minus an amount equal to the monthly employee contribution rate that is paid by Company employees for the applicable level of such coverage immediately prior to the Date of Termination or, if more favorable to the Executive, immediately prior to the Change in Control, which payment shall be paid in advance on the first payroll day of each month, commencing with the first such payroll day that coincides with or next follows the Date of Termination. Each month, when the Company pays the amount required by the preceding sentence, the Company shall also pay the Executive a tax gross-up on the amount paid pursuant to the preceding sentence, i.e., an amount sufficient after taxes on the tax gross-up paid pursuant to this sentence to reimburse the Executive for any Federal, state, local or foreign taxes imposed upon the Executive as a result of the Company's payment of the amount required by the preceding sentence. For purposes of determining the amount of the tax gross-up to be paid pursuant to this Section 6.1(G) or pursuant to any other provision of this Agreement or any other plan or arrangement pursuant to which the Executive is entitled to receive a tax gross-up after a Change in Control and during the Term, the Executive shall notify the Company from time to time of the highest effective marginal rates at which the Executive's income is taxed under any applicable Federal, state, local and foreign laws and such rates shall be conclusive on the Company for purposes of determining the amount of the tax gross-up to be paid, and in no event shall the Executive be required to disclose his tax returns to the Company or otherwise for the purpose of determining the amount of the tax gross-up to be paid.

(H) EGTLIP Benefits. If the Executive was a participant in the Company's Executive Group Term Life Insurance Program (“EGTLIP”) immediately prior to the Date of Termination or the Change in Control, then during the Benefits Period the Company shall provide the Executive with the same benefits, if any, under the EGTLIP as in effect immediately prior to the Separation from Service or, if more favorable to the Executive, immediately prior to the Change in Control, at the same times, that the Company would have provided if the EGTLIP had remained in effect and the Executive's active employment and participation in the EGTLIP had continued (and no Separation from Service had occurred) until the end of the Benefits Period and the Executive's annual base salary during the Benefits Period for purposes of the EGTLIP had been equal to the amount referred to in Section 6.1(A)(ii)(a)(I) hereof. In no event shall this Section 6.1(H) entitle the Executive to benefits that duplicate any EGTLIP benefits that the Executive is entitled to receive at the same time other than pursuant to this Section 6.1(H). If any premiums that would be payable by the Company pursuant to the preceding provisions of this Section 6.1(H) during the six month period following the Separation from Service are not paid during that six month period due to the six month delay imposed by Section 12(B) hereof, then (i) the Company shall timely provide the Executive with the opportunity to pay the EGTLIP premiums during that six month period and, if the Executive chooses to do so, the Company shall cooperate as needed to enable the Executive to do so, and (ii) at the time provided by Section 12(B) hereof (i.e., the first day of the seventh month following the Separation from Service) the Company shall pay such premiums in accordance with the EGTLIP. Premiums eligible for reimbursement pursuant to the preceding provisions of this Section 6.1(H) during the Executive's taxable year may not affect the premiums eligible for reimbursement in any other taxable year, and any in-kind benefits provided pursuant to this Section 6.1(H) or otherwise during a taxable year of the Executive may not affect the in-kind benefits to be provided pursuant to this Section 6.1(H) or otherwise in any other taxable year.

(I) Death and Disability Benefits. During the Benefits Period, the Company shall cause the Executive to continue to participate in all death benefit plans (other than the EGTLIP, which is already addressed above) and disability benefit plans in which the Executive was participating immediately prior to the Separation from Service or, if more favorable to the Executive, immediately prior to the Change in Control; provided that to the extent such participation in any such plan is barred or otherwise not feasible, the Company shall arrange to provide substantially similar benefits to the Executive (and, if applicable, the Executive's dependents) outside such plan.

(J) Tax-Free Benefits. If immediately prior to the Date of Termination or the Change in Control the Executive was participating in any welfare benefit plan or perquisite plan not addressed above (including without limitation the Executive Health Exams Policy), and during the Benefits Period benefits may be provided to the Executive under such plan as in effect immediately prior to the Separation from Service or, if more favorable to the Executive, immediately prior to the Change in Control, (or may be provided to the Executive outside of such plan), that would be excludable from income when and if received, then the Company shall continue to provide such benefits to the Executive during the Benefits Period.

(K) In-Kind Benefit and Reimbursement Plans and Tax Gross-Ups. If immediately prior to the Separation from Service or the Change in Control the Executive was receiving in-kind benefits within the meaning of Treasury Regulation section 1.409A-1(p) or reimbursements pursuant to any Company plan not addressed above in this Section 6.1, other than reimbursements of direct business expenses (such as automobile mileage and travel, entertainment and other business expenses), or was receiving tax gross-ups within the meaning of Treasury Regulation 1.409A-3(i)(1)(v) under any Company plan not addressed above in this Section 6.1, then in accordance with such plan (other than continued service requirements) as in effect immediately prior to the Separation from Service or, if more favorable to the Executive, immediately prior to the Change in Control, the Executive shall continue to receive in-kind benefits, and reimbursements for expenses incurred, during the Benefits Period and to receive tax gross-ups for taxes incurred during the Benefits Period; provided that, with respect to any such in-kind benefits and reimbursements, other than reimbursements that pursuant to Treasury Regulation section 1.409A-1(b)(9)(v) or otherwise do not provide for a deferral of compensation that is subject to Section 409A of the Code, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during the Executive's taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year (within the meaning of Treasury Regulation 1.409A-3(i)(1)(iv)), and the reimbursement of an eligible expense shall be made on or before (a) the last day of the Executive's taxable year following the taxable year in which the expense was incurred, or (b) such earlier date as the reimbursement plan may require, and any such tax gross-up shall be paid by the end of the Executive's taxable year next following the Executive's taxable year in which the Executive remits the related taxes or by such earlier date as the plan which provides for such tax gross-up may require. For the avoidance of doubt, for purposes of this agreement the term "plan" shall include the Company's perquisite policies (including, without limitation, the Financial Planning Assistance Policy) and any other "plan" as defined in Treasury Regulation section 1.409A-1(c)(1).

(L) Other Welfare Plans, Benefits and Perquisites. If immediately prior to the Date of Termination or the Change in Control the Executive participated in any welfare benefit plan not addressed above (other than a severance pay plan) or was receiving benefits or perquisites not addressed above, and the Executive is not otherwise entitled to participate in such welfare benefit plan or to receive such benefits or perquisites during the Benefits Period, then during the Benefits Period the Executive shall continue to participate in the welfare benefit plan in which s/he was participating or to receive the benefits or perquisites s/he was receiving immediately prior to the Date of Termination or, if more favorable to the Executive, immediately prior to the Change in Control, in accordance with the terms of such welfare benefit plan or plan providing such benefits or perquisites (other than continued service requirements); provided that if the Executive's continued participation in such welfare benefit plan or in the plan providing such benefits or perquisites is barred or otherwise not feasible, the Company shall provide such benefits outside the plan; and, provided further, that this sentence shall not apply if and to the extent that any payments to be made and benefits to be provided pursuant to this sentence would not qualify for an exclusion from Section 409A of the Code (including without limitation an exclusion provided by Treasury Regulation section 1.409A-1(b)(9)) or comply with Section 409A of the Code.

Neither the Company nor any Affiliate shall be required by any of the foregoing provisions of this Section 6.1 to grant stock options or other stock‑based awards to the Executive after the Date of Termination. Benefits receivable by the Executive pursuant to Sections 6.1(E) through (L) hereof shall be forfeited to the extent benefits of the same type are made available to the Executive during the twenty‑four (24) month period following the Date of Termination, other than by the Company or an Affiliate, in connection with the Executive's performance of services for an enterprise (including without limitation a non-profit enterprise) not affiliated with the Company (and any such benefits made available to the Executive shall be reported to the Company by the Executive). In the event that payment is made pursuant to Section 6.1(E) hereof and benefits of the same type are thereafter made available to the Executive during the twenty‑four (24) month period following the Date of Termination, other than by the Company or an Affiliate, in connection with the Executive's performance of services for an enterprise not affiliated with the Company, the Executive shall repay to the Company the portion of the payment previously made in respect of benefits of the same type, that corresponds to the portion of the 24 month period during which benefits of the same type are so made available to the Executive.

6.2    (A) Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, including the Severance Payments, being hereinafter called "Total Payments") would be subject (in whole or part), to the Excise Tax, then, the Total Payments shall be reduced in the following order: (i) cash payments that are not deferred compensation subject to Section 409A of the Code, (ii) non-cash payments and benefits, other than payments pursuant to Section 5.4(B) above, that are not deferred compensation subject to Section 409A of the Code, (iii) the payments pursuant to Section 5.4(B) above that are not deferred compensation subject to Section 409A of the Code, (iv) cash payments that are deferred compensation subject to Section 409A of the Code, (v) non-cash payments and benefits, other than payments pursuant to Section 5.4(B) above, that are deferred compensation subject to Section 409A of the Code, and (vi) the payments pursuant to Section 5.4(B) above that are deferred compensation subject to Section 409A of the Code, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (A) is greater than or equal to (B), where (A) equals the reduced amount of such Total Payments minus the aggregate amount of federal, state and local income taxes on such reduced Total Payments and (B) equals the unreduced amount of such Total Payments minus the sum of (1) the aggregate amount of federal, state and local income taxes on such Total Payments and (2) the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments; provided, however, that within each of the foregoing categories (i) through (vi) the first payment or benefit to be reduced shall be the payment or benefit the highest percentage of which is included in the aggregate present value of all payments in the nature of compensation to or for the benefit of the Executive that are contingent on the change in ownership or control within the meaning of Treasury Regulation 1.280G-1 (i.e., is included in such aggregate present value for purposes of determining whether such aggregate present value equals or exceeds 3 times the Executive's base amount), and the last payment or benefit to be reduced shall be the payment or benefit the lowest percentage of which is included in such aggregate present value, and, provided further, that the Executive may elect to change the order in which any of the payments or benefits in categories (i), (ii) and (iii) is reduced as long as both payments and benefits being changed (I) are short-term deferrals within the meaning of Treasury Regulation section 1.409A-1(b)(4) the "applicable

2½ month period" of which (within the meaning of that Treasury Regulation) end on the same date, or (II) are not short-term deferrals but are otherwise not deferred compensation subject to Section 409A of the Code (whether due to Treasury Regulation section 1.409A-1(b)(9) or otherwise), and as long as such change in order does not affect the time at which any payment that constitutes deferred compensation that is subject to Section 409A of the Code would be reduced or the amount by which any payment that constitutes deferred compensation that is subject to Section 409A of the Code would be reduced at any time.

(B) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Executive and selected by the accounting firm (the "Auditor") which was, immediately prior to the Change in Control, the Company's independent auditor, does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, and (iii) the value of any non‑cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

(C) At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

6.3 The payments provided in subsections (A)(ii) and (B) of Section 6.1 hereof and, if applicable, the last sentence of subsection (A)(i) of Section 6.1 hereof, shall be made on the fifth (5th) day following the Separation from Service or, if such 5th day is a weekend or a holiday, on the next business day; provided, however, that if the amounts of such payments, and the limitation on such payments set forth in Section 6.2 hereof, cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Separation from Service. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at 120% of the rate provided in section 1274(b)(2)(B) of the Code).

7. Termination Procedures and Compensation During Dispute.

7.1 Notice of Termination. After a Change in Control and during the Term, any termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three‑quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail. In the event of an involuntary Separation from Service (within the meaning of Treasury Regulation section 1.409A-1(n)(1)) by the Company other than for Cause or Disability following a Change in Control and during the Term, the Company will provide the Executive with a Notice of Termination at least thirty (30) days in advance of the Date of Termination and, if it fails to do so, will pay the Executive's salary in lieu of notice on the Date of Termination or within ten (10) days thereafter, in addition to all other amounts payable to the Executive hereunder. In the event of a Separation from Service by the Executive following a Change in Control and during the Term, the Executive will provide the Company with a Notice of Termination at least fifteen (15) days and not more than sixty (60) days in advance of the Date of Termination.

7.2 Date of Termination. "Date of Termination" means the date on which the Executive has a Separation from Service.

7.3 Certain Disputes Concerning Termination.

If the Executive has a Separation from Service following a Change in Control and during the Term, and such Separation from Service is (a) an involuntary Separation from Service (within the meaning of Treasury Regulation section 1.409A-1(n)(1)) by the Company other than for Cause or Disability, or (b) a Separation from Service by the Executive for Good Reason, and, in the case of (a), the Company disputes by its Notice of Termination or otherwise (including without limitation by its conduct or inaction) that the Executive has had an involuntary Separation from Service (within the meaning of Treasury Regulation section 1.409A-1(n)(1)) by the Company other than for Cause or Disability, or, in the case of (b), the Company disputes by written notice or otherwise (including without limitation by its conduct or inaction) that the Executive has had a Separation from Service for Good Reason, and the Executive pursues the resolution of such dispute with reasonable diligence, then in that event during the period from the Date of Termination until the earlier of (i) the date on which the Term ends, or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator (the "Continuation Period"), the Company shall continue to pay the Executive the salary at the rate in effect immediately prior to the Date of Termination, on the same payroll schedule that was in effect immediately prior to the Date of Termination, and shall pay the Executive on the first business day of each calendar month during the Continuation Period a bonus amount equal to one-twelfth of the amount described in Section 6.1(A)(ii)(a)(II) above, ), and shall make monthly payments on the first payroll day of each month, commencing with the first such payroll day that coincides with or next follows the Date of Termination, equal to the monthly payments the Company is obligated to provide pursuant to Section 6.1(G) above. In addition, for a period immediately following the Benefits Period equal to the length of the Continuation Period, (A) the Company shall continue to provide the Executive with the Health Care Benefits described in Section 6.1(F) above, (B) the Company shall provide the Executive with the same benefits, if any, under the EGTLIP, at the same times , that the Company would have provided if the EGTLIP had remained in effect and the Executive's active employment and participation in the EGTLIP had continued (and no Separation from Service had occurred) until the end of the period immediately following the Benefits Period equal to the length of the Continuation Period and the Executive's annual base salary during that period for purposes of the EGTLIP had been equal to the Executive's annual base salary as in effect immediately prior to the Separation from Service or, if higher, in effect immediately prior to any reduction thereof, and (C) the Company shall continue to provide the Executive with the death and disability coverage described in Section 6.1(I) above, the tax-free benefits described in Section 6.1(J) above, and the in-kind benefits and reimbursements and tax gross-ups described in Section 6.1(K) above, in each case on the same terms and conditions as apply during the Benefits Period. Amounts to be paid and benefits and perquisites to be provided under this Section 7.3 are in addition to all other amounts, benefits and perquisites due under this Agreement (including amounts, benefits and perquisites due under Section 6.1) and shall not be offset against or reduce any other amounts, benefits or perquisites due under this Agreement. For the avoidance of doubt, each payment to be made and benefit to be provided under the first sentence of this Section 7.3 is contingent on there having been, prior to the date on which the payment is to be made or the benefit is to be provided, (A) an involuntary Separation from Service (within the meaning of Treasury Regulation section 1.409A-1(n)(1)) of the Executive by the Company other than for Cause or Disability, or a Separation from Service by the Executive for Good Reason, (B) a dispute by the Company as described above, (C) the Executive's pursuit of the resolution of such dispute with reasonable diligence, and (D) no final resolution of such dispute, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator.

8. No Mitigation. The Company agrees that, if the Executive's employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 hereof or Section 7.1 or 7.3 hereof. Further, the amount of any payment or benefit provided for in this Agreement (other than Sections 6.1(E) through (L) hereof) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

9. Successors; Binding Agreement.

9.1 In addition to any obligations imposed by law upon any successor to the Company, during the Term the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession during the Term shall be a material breach of this Agreement by the Company and, if such failure occurs before the Executive has a Separation from Service, shall entitle the Executive to compensation, benefits and perquisites from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive had an involuntary Separation from Service (within the meaning of Treasury Regulation section 1.409A-1(n)(1)) by the Company other than for Cause or Disability following a Change in Control and during the Term, provided that (A) the Executive notifies the Company that such failure has occurred within 90 days of the initial occurrence of such failure or, if later, within 90 days after the Executive first knows or should know of such failure (which notification may but need not be in the form of a Notice of Termination given in respect of such failure), (B) such failure is not corrected within 30 days after the Executive so notifies the Company, and (C) the Executive terminates employment (i.e., has a Separation from Service) after such 30 day period, within 2 years following the initial occurrence of such failure, and before the expiration of the Term.

9.2 This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

10. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address inserted below the Executive's signature on the final page hereof and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Barnes Group Inc.
123 Main Street
Bristol, CT 06010

Attention: Dawn N. Edwards
Senior Vice President, Human Resources

11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. Notwithstanding the preceding sentence, the Company may unilaterally amend this Agreement in whole or in part before a Change in Control or Potential Change in Control occurs, in such respects as the Company may determine to be to be necessary, advisable or expedient to plan for, respond to, comply with or reflect Section 409A of the Code, and the Executive hereby consents to any amendments that the Company may make pursuant to this sentence. For the avoidance of doubt, the preceding sentence is not intended to authorize or constitute the Executive's consent to any amendment that would constitute a modification or extension of a stock option within the meaning of Treasury Regulation section 1.409A-1(b)(5)(v), and, if and to the extent that, notwithstanding the foregoing, anything therein would be interpreted or construed to authorize or constitute the Executive's consent to any such amendment, then to that extent the authorization or consent is hereby rescinded. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party; provided, however, that this Agreement shall supersede any agreement setting forth the terms and conditions of the Executive's employment with the Company only in the event that the Executive has a Separation from Service following a Change in Control, and such Separation from Service is an involuntary Separation from Service (within the meaning of Treasury Regulation section 1.409A-1(n)(1)) by the Company other than for Cause or Disability, or is a Separation from Service by the Executive for Good Reason. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6 and 7 hereof) shall survive such expiration.

12. Code Section 409A.

(A)    The Executive's right to any series of payments, including without limitation taxable benefits, that are to be paid or provided under this Agreement and that is eligible to be treated as a right to a series of separate payments under Treasury Regulation section 1.409A-2(b)(2)(iii), including in particular but not limited to the Executive's right to the series of benefits under Sections 6.1(F) through 6.1(L), shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code, including without limitation for purposes of the short-term deferral rule set forth in Treasury Regulation section 1.409A-1(b)(4).

(B)    Any provision of this Agreement to the contrary notwithstanding, if the Executive is a Specified Employee on the date of a Separation from Service, any payment or benefit to be paid or provided pursuant to this Agreement that constitutes deferred compensation that is subject to Section 409A of the Code and that is payable due to a Separation from Service during the six month period following the Separation from Service shall not be paid before the date that is six months after the date of Separation from Service (or, if earlier, the date of death of the Executive) and shall instead be accumulated and paid on the first day of the seventh month following the date of the Separation from Service (or, if earlier, within 14 days after the death of the Executive), in accordance with Treasury Regulation section 1.409A-3(i)(2)(ii). The preceding sentence shall apply to any amount or benefit (and only to any amount or benefit) to be paid or provided pursuant to this Agreement to which Code Section 409A(a)(2)(B)(i) (relating to Specified Employees) applies, and shall not apply to any amount or benefit if and to the extent that such amount or benefit is not subject to Section 409A of the Code as a result of Treasury Regulation section 1.409A-1(a)(5) (relating to welfare benefit plans), Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals), Treasury Regulation Section 1.409A-1(b)(9) (relating to separation pay plans), or otherwise.

(C)    If at any time during the 12-month period ending on any "specified employee identification date", which shall be December 31, the Executive is in Salary Grade 20 or above or meets the requirements of Code section 416(i)(1)(A)(ii) or (iii) (applied in accordance with the Treasury Regulations thereunder and disregarding Code section 416(i)(5)), then the Executive shall be treated as a Specified Employee for purposes of Section 12(B) above for the entire 12-month period beginning on the "specified employee effective date", which shall be the January 1 that immediately follows such specified employee identification date, unless the Board or the Committee at any time prescribes a different method of identifying service providers who will be subject to the six month delay required by Section 409A(a)(2)(B)(i) of the Code (the "Six Month Delay") in accordance with Treasury Regulation section 1.409A-1(i) or the transition rules and official guidance under Code Section 409A (a "Different Identification Method") or elects a different specified employee identification date or specified employee effective date or makes any other election that may be made in accordance with Treasury Regulation section 1.409A-1(i) or the transition rules and official guidance under Code Section 409A (a "Different Election"), in which case whether the Executive shall be treated as a Specified Employee for purposes of Section 12(B) above shall be determined in accordance with any such Different Identification Method so prescribed and any such Different Election so made by the Board or Committee. The Executive hereby irrevocably (i) consents to any such Different Identification Method that the Board or Committee may prescribe at any time and any such Different Election that the Board or Committee may make at any time for purposes of identifying the service providers who will be subject to the Six Month Delay with respect to payments under this Agreement, and (ii) agrees that the Executive's consent to any such Different Identification Method or Different Election shall be as effective as if such Different Identification Method or Different Election were fully set forth herein, and (iii) waives any right he or she may have to consent to the Different Identification Method or Different Election in question if for any reason the Executive's consent to such Different Identification Method or Different Election is not legally effective.

(D) Any payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code (including without limitation the exclusion for certain welfare benefits under Treasury Regulation section 1.409A-1(a)(5), the exclusion for short-term deferrals under Treasury Regulation section 1.409A-1(b)(4), and the exclusions for separation pay plans under Treasury Regulation section 1.409A-1(b)(9)), and/or are intended to meet the requirements of Section 409A(a)(2), (3) and (4) of the Code, so that none of the payments that may be made and benefits that may be provided pursuant to this Agreement will be includible in the Executive's federal gross income pursuant to Section 409A(a)(1)(A) of the Code. This Agreement shall be administered, interpreted and construed to carry out such intentions, and any provision of this Agreement that cannot be so administered, interpreted and construed shall to that extent be disregarded. However, any provision of this Agreement to the contrary notwithstanding, the Company does not represent, warrant or guarantee that the payments and benefits that may be paid or provided pursuant to this Agreement will not be includible in the Executive's federal gross income pursuant to Section 409A(a)(1)(A) of the Code, nor does the Company make any other representation, warranty or guaranty to the Executive as to the tax consequences of this Agreement.

13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. Settlement of Disputes; Arbitration.

15.1 All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive's claim has been denied.

15.2 Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Hartford, Connecticut in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply. The arbitrator shall have the authority to require that the Company reimburse the Executive for the payment of all or any portion of the reasonable legal fees and expenses incurred by the Executive during the Term of this Agreement or at any time within ten years thereafter in connection with such dispute or controversy. The amount of legal fees and expenses eligible for reimbursement during a taxable year of the Executive may not affect the legal fees and expenses eligible for reimbursement in any other taxable year. Unless the arbitrator provides otherwise, any legal fees and expenses incurred by the Executive that the arbitrator requires the Company to reimburse shall be reimbursed on or before the last day of the Executive's taxable year following the taxable year in which the expense was incurred. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive's right to be paid amounts and benefits due under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.

16. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

(A) "Affiliate" shall have the meaning set forth in Rule 12b‑2 promulgated under Section 12 of the Exchange Act.

(B) "Auditor" shall have the meaning set forth in Section 6.2 hereof.

(C) "Base Amount" shall have the meaning set forth in section 280G(b)(3) of the Code.

(D) "Beneficial Owner" shall have the meaning set forth in Rule 13d‑3 under the Exchange Act.

(E) "Benefits Period" shall have the meaning set forth in Section 6.1(F) hereof.

(F) "Board" shall mean the Board of Directors of the Company.

(G) "Cause" for termination by the Company of the Executive's employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 7.1 hereof) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, (ii) the engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise or (iii) the Executive's conviction for the commission of (a) a felony or (b) any other crime involving moral turpitude. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company.

(H) A "Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(I) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 25% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (III) below; or

(II) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two‑thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(III) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company's then outstanding securities; or

(IV) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

(I) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

(J) "Committee" shall mean the Compensation and Management Development Committee of the Board or a successor committee of the Board.

(K) "Company" shall mean Barnes Group Inc. and, except in determining under Section 16(H) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(L) "Date of Termination" shall have the meaning set forth in Section 7.2 hereof.

(M) "Disability" shall be deemed the reason for a Separation from Service, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full‑time performance of the Executive's duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full‑time performance of the Executive's duties.

(N) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

(O) "Excise Tax" shall mean any excise tax imposed under section 4999 of the Code.

(P) "Executive" shall mean the individual named in the first paragraph of this Agreement.

(Q) "Good Reason" for a Separation from Service by the Executive shall mean the occurrence (without the Executive's express written consent) after any Change in Control, of any one of the following acts by the Company, or failures by the Company to act, if the Executive notifies the Company that such act or failure to act has occurred within 90 days of the initial occurrence of such act or failure to act (which notification may but need not be in the form of a Notice of Termination given in respect of such act or failure to act), and if such act or failure to act is not corrected within 30 days after the Executive so notifies the Company:

(I) the assignment to the Executive of any duties materially inconsistent with the Executive's status as an executive officer of the Company, or a material adverse alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to the Change in Control;

(II) a reduction by the Company in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time, by five percent (5%) or more or by $20,000 or more;

(III) the relocation of the Executive's principal place of employment to a location more than 50 miles from the Executive's principal place of employment immediately prior to the Change in Control, provided that such relocation increases the Executive's round trip commuting time by 25% or more, or the Company's requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations;

(IV) any termination of the Executive's employment for Cause which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7.1 hereof.

The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

(R) "Notice of Termination" shall have the meaning set forth in Section 7.1 hereof.

(S) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) any member of the Barnes family (by blood or marriage) or any entity for the benefit of, or controlled by, a member of the Barnes family (by blood or marriage), (ii) the Company or any of its subsidiaries, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, or (v) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(T) "Potential Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(ii) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(iii) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates); or

(iv) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(U) "Retirement" shall be deemed the reason for the termination by the Executive of the Executive's employment if such employment is terminated in accordance with the Company's retirement policy, including early retirement, generally applicable to its salaried employees.

(V) "Separation from Service" means a "separation from service with the employer" within the meaning of Treasury Regulation Section 1.409A-1(h), where the "employer" means Barnes Group Inc. and all corporations and trades or businesses with which Barnes Group Inc. would be considered a single employer under Section 414(b) or Section 414(c) of the Code (as determined in accordance with the first sentence of Treasury Regulation section 1.409A-1(h)(3)).

(W) "Severance Payments" shall have the meaning set forth in Section 6.1 hereof.

(X) "Specified Employee" shall mean a specified employee within the meaning of Treasury Regulation Section 1.409A-1(i), as determined in accordance with Section 12(C) above.

(Y) "Tax Counsel" shall have the meaning set forth in Section 6.2 hereof.

(Z) "Term" shall mean the period of time described in Section 2 hereof (including any extension, continuation or termination described therein).

(AA) "Total Payments" shall mean those payments so described in Section 6.2 hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on [_____] __, [__], effective as of the date and year first above written.

BARNES GROUP INC.

By: __________________________________
Name:
Title:

Name: _________________________________
EXECUTIVE

Address: (Home)

Home Address according to the records
of the Company on the day of notice
(Please print carefully):

EXHIBIT A ‑ COMPLETE AND PERMANENT RELEASE

TO:         ________________ (the "Executive")

DATE:     _________________

The Executive is hereby offered severance payments and benefits in accordance with and subject to the terms of the Severance Agreement between the Executive and the Company (the "Agreement") dated as of [______] ___, [____], in consideration of the Executive's execution and return of this Complete and Permanent Release (the "Release").

The Executive's severance payments and benefits pursuant to the Agreement will be paid and provided only if the Executive executes this release and returns the signed release to the Company within 45 days after the Date of Termination as defined in the Agreement, and if the Executive does not revoke the release. The severance payments and benefits will commence on the 8th day after the execution and return to the Company of this Release (or, if such 8th day is on a weekend or a holiday, on the next business day), provided that the Executive has not revoked this Release as hereinafter described. The Executive has seven (7) calendar days from the date that the Executive signs this Release to revoke this Release by giving written notice of the Executive's intent to do so to the Company. This Release shall not become effective or enforceable until this seven (7) day period has expired. If the Executive revokes this Release, the Executive will not receive the severance payments and benefits described in the Agreement.

By signing below, the Executive agrees that execution of this Release operates to, and hereby does, release the Company, its subsidiaries and affiliates, its (and its subsidiaries' and affiliates') present or former employees, officers, directors, shareholders, representatives and agents (the "Released Parties") from all claims or demands (the "Claims") the Executive has had, presently has or may have, based on the Executive's employment with the Company or the termination of that employment, including any rights or claims the Executive may have based on any facts or events, whether known or unknown by the Executive, including, without limitation, a release of any rights or claims the Executive may have based on the Civil Rights Act of 1966, as amended; the Civil Rights Act of 1991, as amended; the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act of 1990; the Equal Pay Act of 1963; any and all laws of any state concerning wages, employment and discharge; any state or local municipality fair employment statutes or laws; or any other law, rule, regulation or ordinance pertaining to employment, terms and conditions of employment, or termination of employment; provided, however, that execution of this Release shall not adversely affect (i) the Executive's rights to receive benefits under the employee benefit plans and arrangements of the Company, following termination of the Executive's employment or Separation from Service (as defined in the Agreement); (ii) the Executive's rights under the Agreement; or (iii) the Executive's rights to indemnification or advancement of expenses under applicable law, the Certificate of Incorporation or by‑laws of the Company, any agreement between the Executive and the Company, or the Company's officers' and directors' liability insurance policies. The Executive is advised to consult with an attorney before signing the Release.

The Executive has forty-five (45) calendar days from the date of Separation from Service (as defined in the Agreement) in which to sign and return this Release to the Company.

For the Company:

_______________________
_______________________
_______________________

ACCEPTED THIS ____ DAY OF ___________, _______

_______________________
Executive